Exhibit 99.1

July 3, 2012

FOR IMMEDIATE RELEASE

HDS International Announces Financing

PROVIDENCE, RI, July 3, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a renewable energy and eco-sustainability company providing carbon capture, biosequestration and algae biomass production technologies and solutions, today announced it has entered into a convertible drawdown facility providing immediate funds and credit.

Under the terms of the financing, HDSI will receive aggregate principal funding up to $150,000, with $60,000 immediately advanced.  Advances bear simple interest at 6.0%, with any outstanding balances due and payable December 31, 2013, and subject to certain exceptions may be repaid in cash or converted into shares of the Company’s common stock at $0.01 per share.

“Today’s financing announcement strengthens our financial position and balance sheet,” said Tassos D. Recachinas, HDS’ President and CEO.  “We expect to apply the proceeds for general working capital and other corporate purposes as we execute on our strategy of leveraging our technologies to maximize long-term shareholder value.”

For additional information about the Company, please visit www.hdsicorp.com, or refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of renewable energy, carbon capture and reutilization, and bioproducts.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy and environmental and eco-sustainability.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com